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                                                                     Exhibit 8.1
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           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]



                                  May 2, 1997


McKesson Corporation
McKesson Financing Trust
McKesson Plaza
One Post Street
San Francisco, California  94104

          Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

     We have acted as special tax counsel to McKesson Financing Trust, a statutory business trust organized under the Business Trust Act of the State of Delaware (Chapter 38, Title 12 of the Delaware Code, 12 Del. C. Sec. 3801, et seq.) (the "Trust"), in connection with the preparation of a Registration Statement on Form S-3 of McKesson Corporation, a Delaware corporation (the "Company"), and the Trust filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on May 2, 1997 the "Registration Statement"), relating to the registration (i) by the Trust of 4,000,000 shares of the Trust's 5% Trust Convertible Preferred Securities (liquidation amount $50 per convertible preferred security) (the "Convertible Preferred Securities"), representing undivided beneficial interests in the assets of the Trust, and (ii) by the Company of the shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issuable upon conversion of the Preferred Securities, and certain other securities.

     We hereby confirm that, although the discussion set forth in the above captioned registration statement under the heading "UNITED STATES FEDER

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McKesson Corporation
McKesson Financing Trust
May 2, 1997
Page 2


AL INCOME TAXATION" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Convertible Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Convertible Preferred Securities, based upon current law. There can be no assurances that any of the opinions expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

               Very truly yours,


               SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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